Exhibit 4.32

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

DATED 16 OCTOBER 2017

EQUITY AND REVENUE SHARING AGREEMENT (Seeding Drug Discovery Initiative and Translation Award)

BETWEEN
(1) SUMMIT (OXFORD) LIMITED
and
(2) THE WELLCOME TRUST LIMITED

THIS AGREEMENT is made on 16 October 2017
BETWEEN:

(1)
THE WELLCOME TRUST LIMITED, a company registered in England & Wales with company no. 2711000 with registered address at 215 Euston Rd London NW1 2BE UK, as Trustee of the Wellcome Trust, a charity registered in England under no. 210183 (the “Trust”); and

(2)
SUMMIT (OXFORD) LIMITED, a limited company registered in England and Wales under number 04636431 whose registered office is at 136A Eastern Avenue, Milton Park, Abingdon, Oxfordshire OX14 4SB (the “Company”).

WHEREAS:

(A)
Pursuant to a funding agreement between the Trust and the Company's holding company, Summit Therapeutics PLC (formerly Summit Corporation PLC and hereinafter "Summit") dated 30 October 2009, the Trust made a programme-related investment by way of an award of two million, two hundred and eighty eight thousand, two hundred and twenty one pounds sterling (£2,288,221) to Summit to progress the development of a novel class of antibiotics for the targeted treatment of Clostridium difficile infection in consideration of a share of any resulting revenue (the “SDD Award”).

(B)
The Trust made a Translation Award (award no. 099444/Z/12/Z) to Summit to support a first-in-human Phase I and Phase II clinical trial for the novel Clostridium difficile antibiotic SMT19969 (subsequently given the International Non-proprietary Name “ridinilazole”) in consideration of a share of any resulting revenue (the “TA Award”).

(C)
The Company is the wholly owned trading subsidiary of Summit and the entity that will be Exploiting the Exploitation IPRs (as defined in the TA Funding Agreement dated 19 October 2012). Summit has assigned the benefit and burden of the TA Funding Agreement (as defined below) to the Company and the Company acknowledges to the Trust that it is bound by the terms of the TA Funding Agreement.

(D)
To facilitate management and commercialisation of the technology arising under the SDD Award and the TA Award, the Parties have agreed that the Exploitation IPRs shall be exploited in accordance with the terms of this Agreement.

IT IS HEREBY AGREED as follows:
1.    INTERPRETATION

1.1
Capitalised terms in this Agreement shall be interpreted in accordance with the definitions as set out in the TA Funding Agreement or above. For ease, important definitions from the TA Funding Agreement are set forth in Schedule 3 Where a capitalised term is defined in both this Agreement and the TA Funding Agreement, the definition in this Agreement shall apply.

1.2	In this Agreement, unless the context otherwise requires:

1.3	“Accounting Standard”	means IFRS (International Financial Reporting Standards) as generally and consistently applied throughout each Party’s organisation;
1.4	"BARDA"	means the Biomedical Advanced Research and Development Authority;
1.5	“Effective Date”	means 16 October, 2017;
1.6	“Exploitation Terms”	means the terms for the exploitation of the Exploitation IPR as set out in Schedule 1 to this Agreement;
1.7	"First Commercial Sale"
means, with respect to RDZ in a country, the first sale for end use or consumption of RDZ in such country after all regulatory approvals legally required for such sale have been granted by the regulatory authority of such country;

1.8	"Pre-Commercial Payments"
means all cumulative Net Revenue, which for clarity excludes any grant funding or any development funding received by the Company from a Third Party licensee (or sub-licensee) prior to the First Commercial Sale of RDZ

1.9	"Quarterly Statement"	has the meaning set out in Clause 4.1;
1.10	“RDZ”	means ridinilazole (SMT19969);
1.11	“SDD Award”	has the meaning set out in Recital (A);
1.12	“TA Funding Agreement”	means the Translation Award Funding Agreement between the Parties dated 19 October 2012; and
1.13	“TA Award”	has the meaning set out in Recital (B).

1.14
References in this Agreement to any statutory provisions shall be construed as references to those provisions as respectively amended consolidated or re‑enacted (whether before or after the Effective Date) from time to time and shall include any provisions of which they are consolidations or re-enactments (whether with or without amendment).

1.15	The Schedules and Recitals form part of this Agreement and any reference to this Agreement shall include the Schedules and Recitals.

1.16	In this Agreement:

(a)	the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa;

(b)	references to persons shall include bodies corporate, unincorporated associations, partnerships and individuals; and

(c)
except where the contrary is stated, any reference in this Agreement to a Clause or Schedule is to a Clause of or Schedule to this Agreement, and any reference within a Clause or Schedule to a sub‑Clause, paragraph or other sub-division is a reference to such sub‑Clause, paragraph or other sub-division so numbered or lettered in that Clause or Schedule.

1.17	The headings in this Agreement are inserted for convenience only and shall not affect the construction of the provision to which they relate.

1.18
References to the winding-up of a person include a company administration, dissolution, liquidation, bankruptcy, of such person and an equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets.

1.19
Any reference to books, records or other information includes books, records or other information in any format or medium including paper, electronically stored data, video or audio recordings and microfilm.

1.20
Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.21
Reference to any statute, statutory instrument, regulation, by law or other requirement of English law and to any English legal term for any actions, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or doctrine shall, in respect of any jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the relevant English term.

2    REVENUE SHARING ARRANGEMENTS

2.1
The Trust and the Company shall share cumulative Net Revenue received in respect of Exploitation of the Exploitation IPRs in accordance with the Exploitation Terms. The Parties agree that the Exploitation IPRs are those pertaining to RDZ and that RDZ is the Project Compound and the Licensed Product as defined in the TA Funding Agreement.

2.2	The Parties further agree that any development funding or grant funding received from BARDA or other Third Parties, including licensees, shall not be classed as Revenue.

2.3
For the avoidance of doubt, the Company's obligation to share cumulative Net Revenue received from Third Parties prior to the First Commercial Sale of RDZ shall be expressly limited to a one-time milestone payment as set out in Schedule 1 payable only following the First Commercial Sale of RDZ.

2.4
In the event that the Company receives any equity as part payment for a licence granted where a Third Party commercialises RDZ, then the Parties will discuss in good faith to determine an equitable share of such equity or a cash equivalent for the Trust.

2.5
In the event of a sale or assignment by the Company to a Third Party of the Exploitation IPR and/or the assets pertaining to RDZ, the Trust shall be entitled to its share of the net proceeds of such sale received by the Company as Net Revenue (including any deferred consideration or ongoing revenue stream to the Company in respect of the Exploitation IPR or assets pertaining to RDZ) and thereafter this Agreement shall terminate so that the share of Net Revenue set forth in Schedule 1 is not payable to the Trust by the acquiring Third Party.

2.6
In the event of (i) a sale of the shares of the Company or (ii) a change of control it is the expectation of the Parties that the obligations of the Company with respect to revenue sharing under this Agreement remain binding on the Company despite the change in ownership of the shares of the Company. For clarity the Trust shall not be entitled to a share of the net proceeds received by the shareholders of the Company on a sale of the shares of the Company unless the Trust is a shareholder in the Company at the relevant time.

3        RECOVERY OF COSTS

3.1
    Where Direct Costs incurred/allowed in a given accounting year exceed the Revenue from Exploitation of Exploitation IPRs for that year, then such excess costs shall be carried forward and offset against future Revenue until such time as they have been fully recovered.

4        ACCOUNTING STATEMENTS AND PAYMENTS

4.1	Within [**] days of the end of each Calendar Quarter, the Company shall deliver a statement to the Trust setting out for the relevant Calendar Quarter:

(a)	Revenue and Net Revenue received;

(b)	deductible Direct Costs and taxes;

(c)	sales of Licensed Products made by any member of the Company's Group or any Third Party;

(d)	the share of Net Revenue due to the Trust pursuant to Clause 2.1 above; and

(e)	cumulative Revenue, cumulative Net Revenue and cumulative Direct Costs;
(the “Quarterly Statement”).

4.2	The Trust shall deliver to the Company an invoice for the amount due to it as set out in the Quarterly Statement in pounds sterling.

4.3	The share of Net Revenue due to the Trust and any other amount invoiced shall be payable to the Trust within [**] days of receipt of the invoice.

4.4
All payments of Net Revenue made by the Company to the Trust or by the Trust to the Company as the case may be under this Agreement shall be made in pounds sterling. Payment shall be made by electronic wire transfer of immediately available funds directly to the account of the relevant Party designated below or to any other account which the relevant Party may specify by written notice in accordance with Clause 6.

4.5	Bank Account for the Trust:
Account Name:    [**]
Account No.:    [**]
Bank:    [**]
Sort code:    [**]
SWIFT code:    [**]
Branch:    [**]

4.6	Written confirmation of such transfer shall be sent by the Party sending the funds to the individual at the Party receiving the funds at the address provided in Clause 6 below.

4.7	Where any Revenue and Direct Costs in respect of the Exploitation IPRs is received or made in a currency other than sterling, the sterling equivalent of the sum shall be:

(a)	where such sum has been converted into sterling prior to preparation of the Quarterly Statement, the actual sterling sum on conversion; or

(b)
where such conversion has not taken place prior to preparation of the Quarterly Statement, calculated using the average of the buying and selling rates quoted by [**] at the date the sum is received or paid by the Exploiting Party as applicable, or at such other date as the paying Party may reasonably specify having regard to the circumstances.

4.8	If the paying Party fails to pay any amount payable by it under this Agreement on the relevant due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgement) at the rate equivalent to [**] percent ([**]%) per annum above the three month sterling LIBOR from time to time.

4.9	The VAT registration details for the Company and the Trust:

(a)	VAT registration details for the Company: 876331407

(b)	VAT registration details for the Trust: 744495211

4.10	All payments shall be made net of any withholding or similar tax payments required by law.

4.11	The Company shall keep such records as are reasonably necessary to enable a proper assessment to be made of the following for at least [**] years:

(a)	the sums payable under this Agreement;

(b)	Revenue and Net Revenue received;

(c)	deductible Direct Costs and taxes on the Exploitation IPRs;

(d)	sales of Licensed Products made by any member of the Company’s Group or any Third Party; and

(e)	cumulative Revenue, cumulative Net Revenue and cumulative Direct Costs;
(the “Records”).

4.12
The Company shall allow an independent accountant duly authorised on behalf of and at the expense of the Trust to inspect the Records by prior written appointment during normal business hours and not more than [**]. Such accountant shall not disclose to any Third Party or use for any unauthorised purpose any information not relevant to the verification of the sums due to the Trust that is obtained as a result of any such inspection. The Company shall procure that these inspection and audit rights extend to the records of the Company’s Group and any sub-licensees thereof.

4.13
The Trust shall pay for the audit as well as its own legal expenses associated with enforcing its rights with respect to any payments due under this Agreement except where the audit reveals a discrepancy of [**] percent ([**]%) or more of any sums paid or payable, in which case the costs of the audit shall be paid by the Company.

5    DURATION AND TERMINATION

5.1	This Agreement shall commence on the Effective Date and shall continue for whichever is the longer of:

(a)	the last to expire of the Project Patents;

(b)	the expiry of any agreement entered into by Company with a Third Party for the Exploitation of the Project IPRs; or

(c)	the expiry of any payment obligation owed to the Trust relating to the Exploitation of the Project IPRs.

5.2
Either Party shall have the right to terminate this Agreement forthwith at any time (“Terminating Party”) upon giving written notice of termination to the other Party (“Defaulting Party”), upon the occurrence of any of the following events:

(a)	the Defaulting Party commits a breach of a material obligation set out in this Agreement which is not capable of remedy;

(b)
the Defaulting Party commits a breach of a material obligation set out in this Agreement which is capable of remedy but has not been remedied within [**] days of the receipt by it of a notice from the other Party identifying the breach and requiring its remedy;

(c)
the Defaulting Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(d)
a proposal is made or a nominee or supervisor is appointed for a composition in satisfaction of the debts of the Defaulting Party or a scheme or voluntary arrangement of its affairs within the meaning of the relevant bankruptcy or insolvency laws, or the Defaulting Party enters into any composition or voluntary arrangement for the benefit of its creditors, or proceedings are commenced in relation to the Defaulting Party under any law, regulation or procedure relating to the re-construction, deferment or re-adjustment of all or substantially all of the Defaulting Party’s debts;

(e)
the Defaulting Party takes any action, or any legal proceedings are started whether by a Third Party or not, for the purpose of the winding up or dissolution of the Defaulting Party, other than for a solvent reconstruction or amalgamation;

(f)
the appointment of a liquidator, trustee, receiver, administrative receiver, receiver and manager, interim receiver custodian, sequestrator, administrator or similar officer, in respect of all or a substantial part of the assets of the Defaulting Party;

(g)	an effective resolution being passed for the winding-up or entering into administration (whether out of court or otherwise) of the Defaulting Party;

(h)
a distress, execution or other legal process being levied against all or substantially all of the assets of the Defaulting Party, and not being discharged or paid out in full within [**] Business Days of the commencement of each process;

(i)
the occurrence in respect of the Defaulting Party of any event in any jurisdiction to which it is subject having an effect similar to that of any of the events referred to in Clauses 5.2(c)to 5.2(h)above.

6    NOTICES

6.1
Any notice to be given pursuant to this Agreement shall be in writing in the English language and shall be delivered by overnight courier, by registered, recorded delivery or certified mail (postage prepaid) or by email confirmed by registered, recorded delivery or certified mail (postage prepaid) to the address or email address of the recipient Party set out below or such other address or email address as a Party may from time to time designate to the other Party.

6.2	Address of Company
Summit (Oxford) Limited
136A, Eastern Avenue, Milton Park
Abingdon
Oxfordshire
OX14 4SB

For the attention of: The Company Secretary

Email: [**]

6.3	Address of the Trust
Innovations Division
The Wellcome Trust Limited
215 Euston Road
London, NW1 2BE

For the attention of: The Operations Manager
With a copy to [**]
Email: [**]

6.4
Any notice given pursuant to Clause 6.1 shall be deemed to have been received in the case of delivery by courier or by certified mail, on the day of receipt, provided receipt occurs on a Business Day or otherwise on the next following Business Day.

7    GENERAL

7.1
As the Company is taking RDZ through Phase III trials, the Parties hereby agree that Clause 16 (Unexploited IPRs), shall be deleted from the TA Funding Agreement with effect from the Effective Date. Furthermore, the Parties have agreed that Clauses 5.2, 5.3, 12, 13, 14.3, 17 and 18 shall be deleted from the TA Funding Agreement with effect from the Effective Date and that Clauses 2, 3, 4, 6, 10, 11, 14.1, 14.3, 14.5, 14.7, 14.8, 14.9, 14.10, 14.11, 15 and 19 are, from the Effective Date, no longer applicable as they relate to the performance of the Project which has now been completed.

7.2
This Agreement is in addition to the TA Funding Agreement (as may be amended from time to time), which, subject to Clause 7.1 above, will continue to apply unless terminated on its terms. Should there be any conflict between this Agreement and the TA Funding Agreement, then this Agreement shall prevail. For clarity, Clauses 7, 8, 9, 20, 23, 24, 28, 30.1, 30.3 and 30.4 from the TA Funding Agreement are still applicable and shall be imported into this Agreement by operation of this Clause.

7.3	Nothing in this Agreement shall give rise to any partnership or the relationship of principal and agent between the Trust and the Company.

7.4
All notices and communications shall be in writing and addressed to the Parties at the relevant address stated at the beginning of this Agreement (or such other address as may be notified from time to time).

7.5
None of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of the other Party. This Agreement shall be binding on and enure for the benefit of the successors in title of the Parties.

7.6
No waiver of any breach or default under this Agreement or any of the terms herein shall be effective unless such waiver is in writing and has been signed by the Parties. No waiver of any such breach or default shall constitute a waiver of any other or subsequent breach or default.

7.7
If any provisions of this Agreement are held to be invalid, illegal or unenforceable (in whole or in part) such provisions or parts shall to that extent be deemed not to form part of this Agreement but the remainder of this Agreement shall continue in full force and effect.

7.8	Each Party shall do and execute or arrange for the doing or executing of all acts, documents and things as may be necessary in order to implement this Agreement.

7.9
This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of this Agreement or its formation) shall be governed by and construed in accordance with the laws of England. The Parties irrevocably submit to the exclusive jurisdiction of the Courts of England.

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IN WITNESS whereof the Parties or their duly authorised representatives have executed this Agreement on the date hereinbefore written.

Signed for and on behalf of SUMMIT (OXFORD) LIMITED by its duly authorised representative:
Signature:	/s/ Glyn Edwards
Name:	Glyn Edwards
Title:	Director

Signed for and on behalf of THE WELLCOME TRUST LIMITED as trustee of the Wellcome Trust by its duly authorised representative:
Signature:	/s/ Iain Ward
Name:	Iain Ward
Title:	Associate General Counsel Innovations

SCHEDULE 1 – EXPLOITATION TERMS

Where a Third Party commercialises RDZ:

a.    a share of [**] per cent ([**]%) of Net Revenues received by the Company from sales by the Third Party licensee of RDZ.;
b.    a one-time milestone payment to be made following the First Commercial Sale of RDZ of [**] per cent ([**]%) of cumulative Pre-Commercial Payments received by the Company from Licensees. Hence, should the Company receive cumulative Pre-Commercial Payments of [**] US Dollars ($[**]) prior to First Commercial Sale of RDZ, the one-time milestone payment to be paid to the Trust following the First Commercial Sale of RDZ shall be [**] US dollars ($[**]); and
c.    a one-time milestone of [**] pounds Sterling (£[**]) when aggregate Net Revenues exceed [**] pounds Sterling (£[**]).

Where Summit commercialises RDZ:

a.    a share of [**] percent ([**]%) of Net Revenues and
b.    a one-time milestone payment of [**] pounds sterling (£[**]) when aggregate Net Revenues exceed [**] pounds sterling (£[**]).

SCHEDULE 2 TO THE REVENUE SHARING AGREEMENT
COST OF GOODS

For the purpose of calculating the cost of the Licensed Product (API bulk drug substance or finished drug product meaning finished product formulation of a Licensed Product containing API bulk drug substance, filled into unit packages for final labelling and packaging, and as finally labelled and packaged in a form ready for administration) a standard costing approach is to be applied. The following types of expenses shall be included:

(i)	direct materials (including shipping);

(ii)	direct labour;

(iii)	indirect manufacturing costs;

(iv)	quality assurance, and

(v)	certain variances as set out in 5 below, but not including other production costs, as identified below.
Each of these categories of expenses are further specified below.

In any event, the Cost of Goods shall include all cost elements appropriate under the Accounting Standard.

To the extent that such API bulk drugs substance, finished drug product is manufactured by a Third Party manufacturer, the actual fees paid by a Party or any of its Affiliates to the Third Party for the manufacture, supply, packaging, labelling and shipping of such API bulk drug substance, finished drug product or placebo, and any reasonable out-of-pocket costs and direct labor costs actually incurred by such Party or any of its Affiliates in managing or overseeing the Third Party relationship, shall all be determined in accordance with the books and records of the applicable Party or its Affiliates maintained in accordance with the Accounting Standard.
1.    Direct Materials
Materials used in the manufacturing process that are traced directly to the completed Licensed Product, such as:
•        Inert raw materials or excipients
•        Active substances/ingredients
•        Packaging components such as bottles, caps, labels, etc.

2.    Direct Labour
The cost of employees engaged in production activities that are directly identifiable with Licensed Product costs. This shall exclude supervision, which is included in indirect labour, and production support activities such as inspection, plant and equipment maintenance labour, and material handling personnel.
Direct labour cost includes:

•	Base pay, overtime, vacation and holidays, illness, personal time with pay and shift differential.

•	Cost of employee fringe benefits such as health and life insurance, payroll taxes, welfare, pension and profit sharing.
3.    Indirect Manufacturing Costs
Costs for plant and equipment are to be applied to standard costs taking normal capacity utilization as a reference.
Start-up costs including reasonable costs for failed validation batches
Costs which are ultimately allocated to product based on standard direct labour hours of the operating departments. These costs include:

•	Indirect Production Labour - salaries of employees engaged in production activities who are not classified as direct labour, including supervision, clerical, etc.

•	Costs of Direct Labour - employees not utilized for the manufacturing of product such as training and general duties.

•
Indirect Materials ‑ supplies and chemicals which are used in the manufacturing process and are not assigned to specific products but are included in manufacturing overhead costs. Includes supplies for which direct assignment to products is not practical.

•	Utilities ‑ expenses incurred for fuel, electricity and water in providing power for production and other plant equipment and waste disposal.

•	Maintenance and Repairs - amount of expense incurred in‑house or purchased to provide services for plant maintenance and repairs of facilities and equipment.

•	Other Services ‑ purchased outside services and rentals such as the cost of security, ground maintenance, etc.

•	Depreciation - of plant and equipment utilizing the straight‑line method of calculation.

•	Insurance ‑ cost of comprehensive and other insurance necessary for the safeguard of manufacturing plant and equipment.

•
Taxes ‑ expense incurred for taxes on real and personal property (manufacturing site, buildings and the fixed assets of equipment, furniture and fixtures, etc.) If manufacturing site includes other operations (marketing, R&D, etc.), taxes are allocated to manufacturing on the basis of total real and personal property.

•	Cost of manufacturing, service departments - such as:
(where applicable)

•	Packaging Engineering

•	Manufacturing Maintenance

•	Industrial Engineering

•	Receiving and Warehousing

•	Purchasing and Accounting

•	Production Scheduling

•	Inventory Management

•	Plant Materials Management

•	Central Weigh

•	Manufacturing Administration

•	Allocated costs of services provided to manufacturing including: (where applicable)

•	Cafeteria

•	Personnel Operations

•	Health and Safety Services

•	Division Engineering and Operations Services

•	Plant Services (housekeeping)

•	Manufacturing Information Systems

•	Plant Power

•	Office of V.P. Manufacturing
Various bases are used for allocating these costs to manufacturing operating departments including headcount, square feet, metered utilities use, estimated services rendered, EDP computer hours, etc.

4.    Quality Assurance Costs
Direct labour and indirect costs for Quality Assurance departments testing and approving materials used in manufacturing and completed manufacturing batches and finished products. This includes all manufacturing in-process testing and testing of finished materials. Excluded from product costs are Quality Assurance costs related to research and development, stability testing, and other costs customarily excluded from such Quality Assurance costs.

5.    Variance Costs

•
Standard Cost of Goods include cost elements which are set at so-called standard costs. They serve as a norm on how much typically a product costs. Deviations from such standard costs are captured in variances.

•	Inventory re/devaluation shall mean the gain or loss as a result of the inventory value adjustment due to changes in the standard costs.

•
Non-product related production costs shall contain Technical Operations Corporate Headquarter overhead costs, non-product allocated QA costs, validation costs, directly expensed IT project costs, and other costs that cannot be attributed to specific products.

•	Warehousing & Distribution costs are costs related to warehousing and distribution activities for Finished Goods to be shipped to 3rd parties.

•	Write-offs are captured for the destruction of products that cannot be used anymore due to expiration of shelf-life, spoilage in the production process, and transportation mishaps.

•	Third Party royalties for manufacturing or marketing, and/or supply royalties paid to third parties

◦	Product liability and/or business interruption insurance expenses, and

◦	Patent maintenance costs

The following expenses are not included in production costs:

a)	Inventory Carrying Costs

b)	Regulatory Affairs Costs

c)	Significant idle capacity is eliminated from factory overhead and product cost.

d)	Intracompany profit.

SCHEDULE 3
KEY DEFINITIONS FROM THE TA FUNDING AGREEMENT

"Direct Costs"
means any costs and expenses incurred or allowed from time to time in accordance with this Agreement by or for the account of the Trust or the Company (as appropriate) in prosecuting, maintaining, enforcing or defending any of the Exploitation IPRs, marketing the Exploitation IPRs and negotiating, concluding or enforcing agreements for the licensing or other Exploitation of the Exploitation IPRs (including by way of acquisition of equity in a company), including without limitation:
(a) all reasonable legal, accounting and other professional fees and charges;
(b) official filing, prosecution, maintenance and renewal fees;
(c) travelling and other out-of-pocket expenditure; and
(d) Cost of Goods;

"Net Revenue"
means Revenue less:
(a) any Direct Costs;
(b) any applicable VAT on Revenue and/or Direct Costs;
(c) amounts repaid or credited and allowances including cash, credit or free goods allowances, given by reason of billing errors, discounts, actually allowed or paid or accrued;
(d) amounts refunded or credited for Licensed Products which were rejected or damaged or recalled or by reason of reasonable purchase chargebacks or rebates;
(e) freight, postage and shipping insurance invoiced to the Third Party;
(f) taxes, tariffs, customs duties and surcharges and other governmental charges incurred in connection with the sale, exportation or importation of Licensed Products; and
(g) government mandated and other reasonable rebates (such as those in respect of any state or federal Medicare or Medicaid or similar programs).
The transfer of Licensed Products between the Company and any of its Affiliates shall not be considered a sale for the purposes of calculating Revenue. In such cases, Revenue shall be determined on the gross invoiced price levied by the Affiliate on a Third Party, less the aforementioned deductions to the extent they are allowed, paid or accrued.
Any Licensed Product which is transferred by the Company or its Affiliates to a Third Party on less than arm’s length terms shall be deemed for the purposes of calculation of Revenue to be a sale at the list price of Licensed Product provided always that the use of Licensed Product in clinical trials shall not give rise to any deemed sale under this definition.
Transfers or dispositions of Licensed Product free of charge and in line with normal industry practice (a) for charitable purposes; (b) for non-commercial manufacturing purposes; (c) as free promotional samples of Licensed Product; or (d) for regulatory or governmental purposes shall not in each case be deemed "sales" for the purposes of calculating Revenue;

"Revenue"
means the pre-tax gross receipts actually received by the Company and its Affiliates from time to time in respect of the Exploitation of Exploitation Project IPRs and/or Licensed Products, whether by grant of a licence or an option thereto in respect of any Exploitation IPRs and/or Licensed Products, the assignment of the Exploitation IPR or otherwise, including, without limitation, gross receipts representing sales of the Licensed Products, cash sums, other monetary sums, royalties, licences fees, signature fees, lump sum payments or otherwise and/or any other consideration actually received by the Company and/or its Affiliates such as the provision of premises, equipment or cross licences. Where any consideration comprising Revenue is received other than in money the value of the consideration shall be determined by reference to the Fair Value of the goods, services, licence or other benefit to the Exploiting Party as at the date of receipt by the Company and/or its Affiliates. The Company shall pay to the Trust an amount in cash as required to satisfy the Trust's share of the Fair Value at the time it converts the non-cash consideration into cash. If the Parties are unable to agree on the Fair Value such dispute shall be referred to an expert under Clause 20 of the Funding Agreement. For the avoidance of doubt, Revenues shall include any award of damages received by the Company and/or its Affiliates in respect of enforcement of the Exploitation IPRs, less the costs of such action. For the further avoidance of doubt, Revenue shall not include any equity investment made in the Company by a Third Party or money paid to the Company by way of a grant.